Exhibit 99.1

THE HANOVER INSURANCE GROUP, INC. ANNOUNCES THIRD QUARTER RESERVE INCREASES RELATED TO 2005 HURRICANE KATRINA AND 2006 CATASTROPHE LOSSES

WORCESTER, Mass., October 16, 2006 - The Hanover Insurance Group, Inc. (NYSE: THG) today announced that the company expects third quarter results to include a $34 million charge, or $0.66 per share, of after tax net losses and loss adjustment expenses related to Hurricane Katrina.

The company increased its estimate for pre-tax net losses and loss adjustment expenses related to Hurricane Katrina by $52 million following a detailed claim review conducted in the third quarter, which includes an increase of $36 million in commercial lines losses, $8 million in personal lines losses and $8 million in loss adjustment expenses. In addition, the company reported third quarter pre-tax non-Katrina catastrophe losses of $12 million. Total net pre-tax catastrophe losses and loss adjustment expenses are expected to be $64 million for the quarter, of which $39 million relate to commercial lines losses, $17 million relate to personal lines losses and $8 million relate to loss adjustment expenses.

Recent trends in claims activity observed over the past several months caused the company to re-evaluate and increase its estimate of Hurricane Katrina loss and loss adjustment expense reserves. In commercial lines, the estimate of net losses increased primarily due to the recognition of higher business interruption exposure as more complete information was provided by insureds in response to a recent initiative to obtain supporting claim documentation, the impact of disputes related to wind versus water as the cause of loss and the continuation of supplemental payments on previously closed claims caused by the development of latent damages and inflationary pressures on repair costs. In personal lines, the estimate of net losses increased by $8 million, primarily due to the continuation of supplemental payments on previously closed claims caused by the development of latent damages and inflationary pressures on repair costs. The estimate of loss adjustment expenses also increased driven primarily by the recent increase in litigation activity leading up to the pre-existing, one year limit, on homeowner policyholders' ability to challenge claims and a recent change to the Louisiana bad faith law.

"Katrina was an unprecedented event for the industry," said Frederick H. Eppinger, Chief Executive Officer of The Hanover. "Given the unique nature of this event, the loss estimation process has been particularly challenging. In particular, the approach of the one-year anniversary of the storm, as well as recent changes in the ability of policyholders to challenge claim settlements, have resulted in an increase in claim activity over the past three months. This activity caused us to change our view of ultimate losses from the event. This additional Katrina charge represents a relatively modest revision to our prior estimate of gross losses."

The Hanover expects to announce its third quarter financial results on Monday, October 30, with a conference call to follow on Tuesday, October 31, at 10:00 a.m. Eastern Time. The company will webcast its conference call through The Hanover website at www.hanover.com.

Those who would like to listen to the conference call should go to the web site 15 minutes prior to the start of the call to register, download and install any necessary audio software.

About The Hanover

The Hanover Insurance Group, Inc., based in Worcester, Mass., is the holding company for a group of insurers that includes The Hanover Insurance Company, also based in Worcester, Citizens Insurance Company of America, headquartered in Howell, Michigan, and their affiliates. The Hanover offers a wide range of property and casualty products and services to individuals, families and businesses thorough an extensive network of independent agents, and has been meeting its obligations to its agent partners and their customers for more than 150 years.  Taken as a group, The Hanover ranks among the top 35 property and casualty insurers in the United States.

CONTACTS:	Investors:	Media:
	Sujata Mutalik	Michael F. Buckley
	(508) 855-3457	(508) 855-3099
	smutalik@hanover.com	mibuckley@hanover.com